Exhibit 10.40

ARCTIC CAT INC.

CASH-SETTLED APPRECIATION RIGHTS AGREEMENT

This CASH-SETTLED APPRECIATION RIGHTS AGREEMENT (“Agreement”) is made as of the 5th day of February, 2016 (the “Effective Date”), between Arctic Cat Inc., a Minnesota corporation (the “Company”), and Christopher T. Metz, President and Chief Executive Officer of the Company (“Employee”).

WHEREAS, the Company desires, by granting to Employee a cash-settled appreciation right (the “CSAR”) with respect to the common stock of the Company (the “Common Stock”), to carry out the purpose of the 2013 Omnibus Stock and Incentive Plan (the “2013 Stock Plan”) of the Company approved by its shareholders and administered by the Compensation and Human Resources Committee (the “Committee”) of the Company’s Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1. Award.

(a) The CSAR. The Company hereby grants to Employee a CSAR with respect to a total of 175,000 shares of the Common Stock at a grant price of fourteen and 16/100 Dollars ($14.16) per share (the “Grant Price”), which is equal to the closing sale price of a share of the Common Stock on The Nasdaq Stock Market, or if not so listed, such other stock exchange on which the Common Stock is listed (“Market Price”), on the Effective Date of this Agreement.

(b) Issuance of the CSAR. The CSAR shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement.

(c) 2013 Stock Plan. The CSAR is subject to all of the terms and conditions set forth in the 2013 Stock Plan, including future amendments thereto, if any. A copy of the 2013 Stock Plan is on file with the Chief Financial Officer of the Company, and Employee, by acceptance hereof, agrees to and accepts this award of the CSAR subject to the terms of the 2013 Stock Plan.

2. Exercise of the CSAR.

(a) Right to Exercise. The CSAR may be exercised, in whole or in part, upon vesting in accordance with subparagraph (b) of this Paragraph 2 and during the term set forth in Paragraph 6. Upon exercise, Employee shall be entitled to receive from the Company cash proceeds in an amount equal to the product of: (A) the number of shares in respect of which the CSAR is being exercised, multiplied by (B) the difference between (i) the lower of $33.00 and the Market Price of one share of the Common Stock on the exercise date, minus (ii) the Grant Price.

(b) Vesting. The CSAR herein granted will vest in three equal annual installments beginning on the first anniversary of the Effective Date, provided Employee remains an employee of the Company on such dates.

(c) Method of Exercise. The CSAR shall be exercisable by written notice which shall state the election to exercise the CSAR and the number of shares in respect of which the CSAR is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the 2013 Stock Plan. Such written notice shall be signed by Employee and shall be delivered in person or by certified mail to the Secretary of the Company. The cash proceeds that are payable in accordance with this Agreement with respect to the exercised portion of the CSAR shall be delivered as soon as practicable and in no event later than thirty (30) days after the notice shall have been received. In the event the CSAR shall be exercised by any person other than Employee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the CSAR.

(d) Restriction on Exercise. No cash proceeds will be paid pursuant to the exercise of the CSAR unless such payment and such exercise shall comply with all relevant provisions of law and the requirements of The Nasdaq Stock Market or such other stock exchange on which the Common Stock is listed. Assuming such compliance, for income tax purposes, the cash proceeds will be considered paid to Employee on the date on which the CSAR is exercised.

3. Adjustment. The number of shares subject to the CSAR herein granted or the Grant Price are subject to adjustment by the Company’s Board of Directors in the event of an increase or decrease in the number of issued shares of the Common Stock resulting from a subdivision or consolidation of the Common Stock or the payment of a stock dividend on the Common Stock, or any other increase or decrease in the number of shares of the Common Stock effected without receipt or payment of consideration by the Company.

4. No Rights of Shareholder. Neither Employee nor any beneficiary or transferee thereof shall have any rights or privileges of a shareholder of the Company with respect to the shares underlying the CSAR. Except as expressly provided in Paragraph 3 of this Agreement or in the 2013 Stock Plan, no adjustment to the CSAR shall be made for dividends or other rights provided to shareholders.

5. Transferability. This CSAR may not be transferred in any manner other than by will or by laws of descent or distribution and may be exercised during the lifetime of Employee only by Employee. More particularly (but without limiting the generality of the foregoing), the CSAR may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way; shall not be assignable by operation of law; and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the CSAR contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the CSAR, shall be null and void and without effect. The terms of the CSAR shall be binding upon Employee and his or her personal representative, heirs, successors and assigns.

6. Term. This CSAR shall immediately terminate on the fifth (5th) anniversary of the Effective Date and be of no further force and effect.

7. Withholding Taxes. Upon the exercise of the vested CSAR, Employee authorizes the Company to withhold a portion of the cash proceeds that Employee would otherwise be entitled to receive upon exercise of the CSAR in an amount sufficient to satisfy any applicable federal, state, local and foreign withholding or other taxes.

8. Termination of Employment Relationship. In the event the employment of Employee shall be terminated for any reason whatsoever, the previously-vested portion of the CSAR may be exercised by Employee at any time (i) until the date that is twelve (12) months after the date the CSAR became vested or twelve (12) months after the date of Retirement (as defined in the 2013 Stock Plan), whichever is later, if such termination was by reason of Retirement, (ii) within one (1) month after such termination if such termination was for any reason other than Retirement, Cause (as defined in the 2013 Stock Plan) or as provided in Paragraph 9 hereof, and (iii) no later than the date of termination if such termination was for Cause; provided, however, that in no event may the CSAR be exercised later than the expiration of the term specified in Paragraph 6. Unless otherwise determined by the Committee in writing after the date of this Agreement, upon termination for any reason, the CSAR shall be exercisable only to the extent Employee shall have been entitled to do so at the date of his termination of employment. Except as provided in Paragraph 10 hereof, so long as Employee shall continue to be an employee of the Company or one or more of its subsidiaries, the CSAR shall not be affected by any change of duties or position. Nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company or of any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate the employment of Employee at any time.

9. Death or Permanent Disability of Employee. If Employee shall die while still employed by the Company or one or more of its subsidiaries, or shall become permanently and totally disabled (as determined by the Committee) while still employed by the Company or one or more of its subsidiaries, the CSAR may be exercised (to the extent that Employee shall have been entitled to do so at the date of his or her death or termination by reason of permanent and total disability, unless otherwise determined by the Committee in writing after the date of this Agreement) by Employee, his or her legal representative or the person to whom the CSAR is transferred by will or the applicable laws of descent and distribution, at any time within twelve (12) months after Employee’s death or termination by reason of permanent and total disability, but in no event later than the expiration of the term specified in Paragraph 6 hereof.

10. Change of Control. If a Change in Control occurs (as defined in the Change of Control Agreement dated December 3, 2014 between the Company and the Employee, or any amended version thereof (the “Change of Control Agreement”)), any portion of the CSAR that is unvested as of the date of such Change in Control shall immediately accelerate and vest in full as provided in Section 5 of the Change of Control Agreement. Such acceleration will be subject to the terms and conditions of the Change of Control Agreement, including but not limited to Sections 5, 6, 7 and 14 thereof.

11. Company Authority. The existence of the CSAR herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or its rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12. Disputes. As a condition of the granting of the CSAR herein granted, Employee agrees, for Employee and Employee’s personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board of Directors of the Company, in its sole discretion, and that any interpretation of the Board of the terms of this Agreement shall be final, binding and conclusive.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

ARCTIC CAT INC.

By:	/s/ Christopher J. Eperjesy
Christopher J. Eperjesy,
Chief Financial Officer

/s/ Christopher T. Metz
Christopher T. Metz

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